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                                                                    Exhibit 23.3


               CONSENT OF ERNST & YOUNG, LLP INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Pharmacopeia, Inc. that is made a part of Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of Pharmacopeia, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2001, with respect to the consolidated financial statements and schedule of Pharmacopeia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                   ERNST & YOUNG LLP
                                               /s/ Ernst & Young LLP

San Diego, California
December 13, 2001